Exhibit 5.1

Sierchio & Company, LLP
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430 Park Avenue
Suite 702
New York, New York 10022

Telephone (212) 246-3030
Facsimile (212) 246-3039

December 21, 2010

Board of Directors
Aurora Gold Corporation
C/- Coresco AG
Level 3
Gotthardstrasse 20
6304 Zug
Switzerland

Re:      Registration Statement on Form S-1 Filed on December 21, 2010 (the “Registration Statement”)

Gentlemen:

We have acted as counsel to Aurora Gold Corp., a Delaware corporation (the “Company”) in connection with its offering of up to a maximum of 10,000,000 units (the “Units”) of its securities at an offering price of $0.40 per Unit on the terms and conditions set forth in the Prospectus included in the Registration Statement. Each Unit consists of:

•	one (1) share of our common stock, $0.001 par value per share (collectively, the “Unit Shares”); and,

•	one (1) Series A Stock Purchase Warrant (collectively, the “Series A Warrants”).

Each full Series A Warrant entitles the holder to purchase one additional share of the Company’s common stock (the “Warrant Shares”) at a price of $0.45 per share for a period of one year commencing on April 1, 2011 through March 31, 2012. The Warrant Shares and the Unit Shares are collectively referred to as the “Securities.”

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. It is understood that this opinion is to be used only in connection with the filing of the Registration Statement. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

Based on the foregoing, and the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that  when offered, sold and paid for, all as described in the Registration Statement, as amended, the Securities will be validly issued, fully paid and non-assessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and elsewhere in the Registration Statement and related prospectus of the Company, including documents incorporated by reference.

Very truly yours,

Sierchio & Company, LLP